Exhibit 10.4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of the 20th day of July, by and among First Choice Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware, with an address at 95 Bulldog Blvd., Suite 202, Melbourne, Florida 32901 (the “Buyer”), and GARY C. BERNARD, MD an individual residing in St. Johns County, Florida (“Bernard”) (Bernard is individually referred to as a “Seller”) (the Buyer and Seller is sometimes referred to as a “Party” and collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, the Seller owns and holds all of the issued and outstanding shares of the capital common stock (the “Company Stock”) of Pointe Medical Services, Inc., a Florida corporation, Pointe Med Pharmacy, Inc., a Florida corporation, Livewell MD, Inc., a Florida corporation, and in excess of 50% of the Company Stock of Livewell Drugstore, Inc., D/B/A Trulife Pharmacy, a Florida corporation (collectively, the “Company”). Each “Minority Shareholder”, of Live Well Drug Store, Inc. will be offered stock equal to 1.2 times the valuation of Livewell Drug stores multiplied by the Minority Shareholder ownership percentage.

WHEREAS, the Buyer desires to acquire all the Company Stock from the Sellers, and the Sellers desire to sell all the Company Stock to the Buyer in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, the Parties hereto desire to enter into this Agreement pursuant to which Buyer will purchase from Sellers all the Company Stock as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following words shall have the respective meanings given to them in this Article 1.

1.1.1	“Accounts Receivable” has the meaning set forth in Section 3.8.

1.1.2	“Acquired Company(ies)” means the Company and the Subsidiaries

1.1.3	“Action” has the meaning set forth in Section 3.11.

1.1.4	“Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.5	“Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits attached hereto.

1.1.6	“Business” means any and all business activities in which the Acquired Companies are engaged, as such business is conducted by the Acquired Companies on the date hereof and as of the Effective Time.

1.1.7	“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such State are authorized or required by Law to close.

1.1.8	“Buyer” has the meaning set forth in the Preamble to this Agreement.

1.1.9	“Change of Control” means the sale of all or substantially all the assets of Buyer; any merger, consolidation, or acquisition of Buyer with, by or into another corporation, entity, or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Buyer in one or more related transactions.

1.1.10	“Closing” means the consummation of the transactions contemplated in this Agreement as set forth in Section 2.8.

1.1.11	“Closing Payment” has the meaning set forth in Section 2.2.1(b).

1.1.12	“Closing Date” means the date on which the Closing occurs pursuant to this Agreement as set forth in Section 2.8.

1.1.13	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.1.14	“Company Stock” has the meaning set forth in the Recitals to this Agreement.

1.1.15	“Company” has the meaning set forth in the Recitals to this Agreement.

1.1.16	“Confidential Information” has the meaning set forth in Section 6.1.

1.1.17	“Contract” means any written or oral contract, agreement, arrangement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, commitment or instrument, open purchase order or offer, to which the Acquired Companies are a party or by which it or any of its assets is bound.

1.1.18	“Disclosure Schedules” means the disclosure schedules: (a) constituting exceptions to an applicable disclosures with the Acquired Companies representations and warranties set forth in Article 3 of this Agreement; (b) constituting exceptions to an applicable disclosure with the Acquired Companies covenants, statement, or representation otherwise set forth in a provision in this Agreement, and which are prepared and delivered by the Acquired Companies prior to Closing, as the same may be amended and supplemented from time to time, as required and/or permitted herein.

1.1.19	“Effective Time” means the effective time of the Closing, which shall be deemed to be as of 5:00pm Eastern Standard Time on the Closing Date.

1.1.20	“Environmental Claim(s)” means all Actions, Liens, or Orders asserted by a Person other than Buyer, the Acquired Companies, Sellers, or any of its Affiliates, and arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, including, but not limited to, (i) any and all Actions, Liens, or Orders asserted by a Government for enforcement, cleanup, removal, response, closure, remedial or other actions, or damages pursuant to any applicable Environmental Laws or Environmental Permits, and (ii) any and all Actions, Liens, or Orders asserted by a Person other than Buyer, Sellers, or any of its Affiliates, arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, seeking damages, contribution, indemnification, cost recovery, compensation, private or Governmental enforcement, or injunctive relief resulting from Hazardous Materials.

1.1.21	“Environmental Law” means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Government relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Materials.

1.1.22	“Environmental Permits” means all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by or made by or on behalf of the Acquired Companies under or pursuant to any Environmental Law.

1.1.23	“Environmental Property” means any assets or real property currently or previously owned, leased, operated or used by the Acquired Companies or any Affiliate thereof to the extent liability for an Environmental Claim could be asserted against the Acquired Companies under any applicable Environmental Law.

1.1.24	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.1.25	“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

1.1.26	“Excess Net Working Capital Amount” has the meaning set forth in Section 2.3(a).

1.1.27	“Financial Statements” means (a) the unaudited balance sheets and income statements on an accrual basis of the Acquired Companies as of December 31, 2021, December 31, 2022, and December 31, 2023, (the “Year End Financial Statements”).

1.1.28	“GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied consistently throughout the periods involved.

1.1.29	“Government” means the United States of America, any other nation or state, any federal, bilateral or multilateral governmental authority, state, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

1.1.30	“Hazardous Materials” means any chemicals, materials, other substances or wastes, in any amount or concentration, which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, and/or which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant, in each case under any applicable Environmental Law.

1.1.31	“Income Taxes’’ means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

1.1.32	“IRS” means the United States Internal Revenue Service.

1.1.33	“Intellectual Property” means all intellectual property owned or used by the Acquired Companies, including, without limitation, all:

(a)	inventions, models, designs, developments, ideas, concepts, shop rights, proprietary processes and formulae, and items of proprietary know-how, information or data whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications;

(b)	ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications;

(c)	national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application or applications;

(d)	trademarks, service marks, trade dress, logos, trade names, domain names, business names and corporate names, whether or not registered, including all common law rights and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions,

(e)	copyrights (registered or otherwise), copyrighted works, mask works, derivative works, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions;

(f)	computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, programs, documentation and other materials related thereto;

(g)	trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice);

(h)	whether or not confidential, technology (including know-how and show-how), manufacturing and production process and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, projections, market studies, pricing and cost information, business and marketing plans and prospects, customer and supplier lists and information;

(i)	copies and tangible embodiments of all of the foregoing, in whatever form or medium;

(j)	rights to obtain and rights to apply for patents, to claim priority to earlier-filed patent applications, and to register trademarks and copyrights;

(k)	rights to sue and recover and retain damages and costs and attorneys’ fees for any present or past infringement of any of the intellectual property rights set forth above;

(l)	all intangible rights, in whatever form, recognized as protectable intellectual property under the laws of any country; and

(m)	all the goodwill associated with any of the foregoing, and licenses, sublicenses, assignments, and agreements in respect of any of the foregoing, in each case which are owned, used, licensed or assigned by or to the Acquired Companies.

1.1.34 “Knowledge” means, with respect to any Person, such Person’s actual knowledge of facts or other information. The words “know,” “knowing” and “known” shall be construed accordingly.

1.1.35 “Law” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any such statute, law, ordinance, decree, order, injunction, rule, directive, or regulation.

1.1.36 “Leased Real Property” has the meaning set forth in Section 3.12(b).

1.1.37 “Liabilities” or “Liability” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, liquidated or unliquidated, whether accrued, vested or otherwise, and whether or not reflected or required to be reflected on the financial statements of a Person.

1.1.38 “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance, including, without limitation, any liens arising pursuant to any Environmental Law or in respect of any Tax.

1.1.39 “Material Adverse Effect” means any material adverse change to the Business, properties, assets, liabilities, profits, operations, results of operations or condition (financial or otherwise) of the Company, excluding, however, any of the following (either alone or in combination): (a) any adverse changes resulting from general economic, regulatory or political conditions; (b) any general condition affecting the industry in which the Company is engaged; (c) changes in any Law or appliable accounting regulations or principles; (d) the announcement or pendency of this Agreement or any of the transactions contemplated in this Agreement; (e) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date of this Agreement; (f) a change against which the Company is fully insured; (g) an act of God, such as a hurricane, flood, pandemic, or other natural disaster; or (h) any matters set forth in a Disclosure Schedule.

1.1.40 “Material Contracts” has the meaning set forth in Section 3.19(a).

1.1.41 “Material Market Lease” is defined as the current operating premises at the current lease rate for an initial term of five (5) years with an Option for an additional five (5) year period at the then-market rate available, at a Two (2%) Percent escalation (to be provided by Seller’s).

1.1.42 “Net Working Capital” and “Working Capital” means the difference between (a) Current Assets of the Acquired Companies as of the close of business on the Closing Date, and (b) Current Liabilities of the Acquired Companies as of the close of business on the Closing Date. For the purposes of calculating Net Working Capital and Working Capital, the following costs and expenses shall be excluded: (i) all costs arising out of or relating to stock issuance, capital raising, or litigation expenses; and (ii) all finance charges. The accounts receivable letters and work-in-process shall be subject to a reserve for uncollectible and bad debt consistent with the Acquired Companies’ past practices and historical rates of collectability. All calculations of Net Working Capital and Working Capital in this Agreement shall be consistent with the sample calculation set forth on Schedule 1.1.42, which is to be provided prior to Closing.

1.1.43 “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that has not rendered services to any of Buyer, the Acquired Companies or the Sellers, or any Affiliate thereof, within twenty-four (24) months prior to the Agreement.

1.1.44 “Non-Income Taxes” means any Taxes other than Income Taxes.

1.1.45 “Order” means an order, writ, injunction, or decree of any court or Government.

“Ordinary Course” means, with respect to the Business of the Acquired Companies, only the ordinary course of commercial operations customarily engaged in by the Acquired Companies consistent with industry norms and the Acquired Companies’ prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of the Acquired Companies or of any product line or business unit of the Acquired Companies, (ii) involving modification or adoption of any Plan, or (iii) which requires approval by the board of directors or shareholders of the Acquired Companies, or (b) the incurrence of any material Liability for any tort or any breach or violation of or default under any Contract or Law.

1.1.46 “Owned Real Property” has the meaning set forth in Section 3.12(a).

1.1.47 “Party” or “Parties” means any one or more of the parties to this Agreement, as the context may require.

1.1.48 “Permitted Liens” means, collectively, (a) Liens that are disclosed in the Disclosure Schedule, (b) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) Liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) purchase money security interests relating to the acquisition of goods in the Ordinary Course equal to, or less than, Five Thousand Dollars ($5,000) per individual acquisition, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, and (f) Liens arising from or related to immaterial indebtedness or capital leases of the Acquired Companies or its Subsidiaries equal to, or less than, Five Thousand Dollars ($5,000) in each case.

1.1.49 “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government entity (or any department, agency or political subdivision thereof).

1.1.50 “Plan” means any agreement, arrangement, plan, or policy, whether or not written, that involves (a) any pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or “fringe” benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement.

1.1.51 “Pre-Closing Tax Period” has the meaning set forth in Section 6.5(a).

1.1.52 “Purchase Price” has the meaning set forth in Section 2.2.1.

1.1.53 “Qualified Offering” shall be defined as a public offering of $15,000,000 or more on a nationally listed exchange as set forth in Section 2.8.

1.1.54 “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

1.1.55 “SBA Loans” means, collectively, the loans owed and outstanding by the various Sellers to the United States Small Business Administration.

1.1.56 “Seller(s)” has the meaning set forth in the Preamble to this Agreement.

1.1.57 “Sellers Knowledge” means each Seller’s separate and actual knowledge of facts or other information.

1.1.58 “Shortfall Net Working Capital Amount” has the meaning set forth in Section 2.3(a).

1.1.59 “Subsidiary” has the meaning set forth in the Recitals to this Agreement.

1.1.60 “Target Net Working Capital” means the result of net current assets (including but not limited to the IRS retention credit receivable) minus net current liabilities. At the time of the closing the net working capital of all entities combined will not be less than zero.

1.1.61 “Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; pension guaranty and other similar premiums; and any other Government charges of the same or similar nature; including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.1.62 “Tax Dispute Accountant” has the meaning set forth in Section 6.5(g)(i).

1.1.63 “Tax Gross-Up Payment” has the meaning set forth in Section 2.2.1 (f).

1.1.64 “Tax Returns” means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed by the Acquired Companies in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to, or in connection with, any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

1.1.65 “Third Earn-Out Payment” has the meaning set forth in Section 2.6(d).

1.1.66 “Working Capital Accounting Arbitrator” has the meaning set forth in Section 2.5(d).

1.1.67 “Working Capital Accounting Arbitration Delivery Date” has the meaning set forth in Section 2.5(d).

1.1.68 “Working Capital Adjustment” means the positive or negative adjustment to the Closing Payment on a dollar-for-dollar basis to the extent that the Net Working Capital is greater than or less than the Target Net Working Capital.

1.1.69 “Working Capital Objection Notice” has the meaning set forth in Section 2.5(d).

1.1.70 “Working Capital Objection Period” has the meaning set forth in Section 2.5(d).

1.2 Intentionally Omitted

ARTICLE 2

COVENANTS AND UNDERTAKINGS

2.1 Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall purchase and accept from Sellers and the Sellers shall sell, transfer, and deliver to Buyer, the Company Stock, in exchange for the Purchase Price set forth in Sections 2.2.

2.2 Consideration for Sale of Company Stock.

2.2.1 Consideration and Payment Terms. The aggregate consideration for the Company Stock (the “Purchase Price”) shall be: (a) the sum of Fifteen Million, Eight Hundred Thousand Dollars ($15,800,000.00) to be paid in combination of cash, earn out, performance bonus, and Buyer equity as set forth below;

(a) A cash payment to the Sellers of One Hundred Thousand Dollars ($100,000), as a nonrefundable deposit, prior to the execution of this Agreement.

(b) A cash payment to the Sellers, of the greater of Five Million Dollars ($5,000,000) or the amount sufficient to pay the SBA Loans in full, on the Closing Date (the “Closing Payment”) which payment will first be used to satisfy the outstanding balance of the SBA Loans.

(c) An additional cash payment to the Sellers in an amount equal to Nine Million Five Hundred Thousand ($9,500,000) minus the amounts previously paid at closing pursuant to Sections 2.2.1(a) and (b) above, payable within one twenty (120) days of the Closing Date and secured by a pledge of the Company Stock.

(d) The issuance in equity from First Choice Healthcare Solutions, Inc.equal to Two Million Four Hundred Thousand Dollars ($2,400,000.00) (the “NEW Equity Consideration”) allocated to the Sellers as set forth in Schedule 2.2.1(d), which is to be provided prior to Closing, and subject to the terms and conditions of the Equity Agreement set forth in Schedule___________________ which includes a “Make Good” One Hundred-Eighty (180) day Collar which terminates at such time Sellers can either sell such securities or 180 days from the date of Closing, whichever is earlier.

(e) A revenue based earnout calculated as five (5%) percent of the net revenue collections of the Seller capped at a maximum amount of $2,900,000 to be paid quarterly to Seller. In addition to the specified Consideration, Seller shall be entitled to a bonus payment (“Bonus Payment”) in accordance with the terms of paragraph 4 (f) below. The allocation of the cash payments to Seller shall be 100% allocated 60%-40% to Point Medical Services, Inc. and PointeMed Pharmacy Inc., and $1,000,000 of the revenue share earnout shall be allocated to Livewell Drugstore, Inc. acquisition subject to adjustment as reasonably determined by Seller’s accountant.

(f) Seller will receive a “Bonus Payment” of $1,000,000 if during the one (1) year period starting with the sixth (6) full month after closing, the Company experiences a thirty (30%) increase in net collectible revenue compared to the most recent twelve (12) month period prior to the Closing. . Buyer shall pay to Seller, or its designee a 60% cash and/or 40% stock Bonus Payment (issued at the rolling 20-day Variable Weighted Average Price. For the purposes of Net Revenue calculation, accounting shall be done using GAAP on a consistent basis with past practices and treating the operations of CPI as a stand-alone enterprise.

2.3 Working Capital Adjustment. The Closing Payment shall be subject to the Working Capital Adjustment on a dollar-for-dollar basis to the extent that the Net Working Capital is greater than the Target Net Working Capital as set forth below:

(a) Within ten (10) Business Days prior to the Closing Date, but in no event less than three (3) Business Days prior to the Closing Date, the Sellers shall (or shall cause the Acquired Companies’ accountants to) prepare and deliver to Buyer a certificate that contains a good faith and reasonable best estimate of the Net Working Capital as of 11:59 p.m. Eastern Standard Time (“EST”) on the Closing Date (the “Estimated Net Working Capital”) which Estimated Net Working Capital shall be attached as Schedule 2.3(a) to this Agreement, which is to be provided prior to Closing. If the Estimated Net Working Capital exceeds the Target Net Working Capital (the “Excess Net Working Capital Amount”), then the Closing Payment payable to the Sellers by the Buyer shall be increased by the Excess Net Working Capital Amount. If the Estimated Net Working Capital is less than the Target Net Working Capital (the “Shortfall Net Working Capital Amount”), then the Closing Payment payable to the Sellers by the Buyer shall be decreased by the Shortfall Net Working Capital Amount. If the Estimated Net Working Capital is equal to the Target Net Working Capital, then no adjustments shall be made pursuant to this Section 2.3(a).

2.4 - 2.7 Intentionally Omitted.

2.8 Closing. The Closing shall occur at the offices of the Company located at 1996 Kingsley Avenue, Orange Park, Florida 32073 or at such other time or place as the Parties may mutually agree in writing. The Closing shall occur contemporaneously with the date the Buyer’s registration statement for common stock in a minimum amount of Ten Million Dollars ($10,000,000.00) (the “Qualified Offering”) is declared effective by the SEC (the “Closing Date”), which shall occur no later than April 30, 2024. Buyer shall notify Sellers of the Closing Date at least ten (10) Business Days prior. In the event Buyer does not close on this transaction by, Seller shall be entitled to $100,000 in liquidated damages as a break-up fee and shall offset the Break-up Fee against the $100,000 nonrefundable deposit made at the signing this Agreement.

2.9 Sellers Closing Documents. At the Closing, the Sellers shall deliver to Buyer the following:

(a)	a Closing Certificate meeting the requirements set forth in Section 7.1;

(b)	an Employment Agreement for Dr. Gary C. Bernard in the form acceptable to Dr. Gary C. Barnard and to be attached when agreed to as Schedule 2.9(b), which is to be provided prior to Closing, including a 2- year noncompetition clause applicable within a twenty (20) mile radius of the Orange Park Location. The Employment Agreement will also contain a Confidentiality Clause and a mutual Non-Disparagement Clause.

(c)	certificates (or a duly signed and notarized Affidavit of Lost Stock Certificate) representing all of the Company Stock, free and clear of all Liens (other than restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities laws) duly endorsed to Buyer or in blank or accompanied by duly executed stock powers;

(d)	the written resignation of each member of the Board of Directors, and each executive officer of the Acquired Companies effective as of the Closing Date;

(e)	all required consents and approvals from Governments and third parties under Material Contracts;

(f)	the written release of all Liens (other than Permitted Liens) relating to the assets of the Acquired Companies and the Company Stock, executed by the holder of or parties to each such Lien, which releases shall be reasonably satisfactory in substance and form to Buyer and its counsel;

(g)	a Certificate, signed by the Secretary of the Acquired Companies, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of the Acquired Companies approving the entry of the Acquired Companies into this Agreement, and authorizing the Acquired Companies to perform all of its obligations thereunder; (ii) the Articles of Incorporation of the Acquired Companies, including all amendments thereto, and (iii) the Bylaws of the Acquired Companies, including all amendments thereto;

(h)	a certificate of good standing of the Acquired Companies dated within ten (10) Business Days of the Closing Date from the Florida Secretary of State (and of the Secretary of State of each State in which the Acquired Companies are qualified or licensed as a foreign corporation);

(i)	a new ten (10) year Material Market Lease on the current operating premises at the initial term of ten (10) years with an Option for an additional ten (10) year period at the then-market rate available. The Lease will include a five (5%) Percent escalation per year (to be provided by Seller’s).

(j)	a Selling Shareholder Agreement with a Non-Disparagement, executed by Bernard.

(k)	INTENTIONALLY LEFT BLANK

(l)	all share transfer books, minute books and other corporate records of the Acquired Companies; and

(m)	all other documents, certificates, schedules, agreements, instruments or writings reasonably required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

2.10 Buyer’s Closing Documents. At the Closing, Buyer shall deliver to the Sellers the following:

(a)	The Closing Payment by wire transfer to the Seller in the amounts set forth on Schedule 2.10(a) which is to be provided prior to Closing;

(b)	The payment in full of the outstanding balance of the SBA Loans by wire transfer;

(c)	The Post-Closing Working Capital shall be paid directly to Seller if applicable;

(d)	The NEW Equity Consideration allocated to the Sellers as set forth in Schedule 2.2.1(d) which is to be provided prior to Closing;

(e)	A Closing Certificate meeting the requirements set forth in Section 8.1;

(f)	Certificate, signed by the Secretary of the Buyer, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of the Buyer approving the entry of the Buyer into this Agreement, and authorizing the Buyer to perform all of its obligations thereunder; (ii) the Articles of Incorporation of the Buyer, including all amendments thereto, and (iii) the Bylaws of the Buyer, including all amendments thereto;

(g)	a certificate of good standing of the Buyer, dated within five (5) Business Days of the Closing Date, from the Delaware Secretary of State; and

(h)	all other documents, certificates, schedules, agreements, instruments or writings required to be delivered by the Sellers or the Acquired Companies at or prior to the Closing pursuant to this Agreement.

(i)	An executed promissory note and pledge agreement for the amounts to be paid per Section 2.10(c).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

To the Seller’s Knowledge, the Sellers represent and warrant the following, as of the date of this Agreement and as of the Closing Date with respect to the Acquired Companies. For the avoidance of doubt, each and every representation and warranty set forth in this Article 3 is subject to the Seller’s Knowledge and each and every representation is to be interpreted as if the words “To the Seller’s Knowledge” preceded each and every sentence and/or independent clause in this Article 3.

3.1	Corporate Existence and Power.

(a)	Each Acquired Company is a corporation validly existing and in good standing under the laws of the State of Florida. The Sellers have made available to Buyer true, complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

(b)	The Acquired Companies have all requisite corporate power and authority to own, lease and use their assets and to transact the Business, and hold all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Each Acquired Company is in good standing in each of the jurisdiction(s) where it is duly licensed or qualified to do business as a foreign corporation and in any other jurisdiction where such license or qualification is required, and is in good standing in each such jurisdiction, except for jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(c)	The Acquired Companies have the corporate power, authority and capacity to execute and deliver this Agreement, to perform each of their obligations hereunder and in each Schedule attached hereto, and to consummate the transactions contemplated hereby and thereby.

3.2	Valid and Enforceable Agreement; Authorization; Non-contravention.

(a)	This Agreement has been duly executed and delivered by the Acquired Companies, and constitutes a legal, valid and binding obligation of the Acquired Companies, enforceable against the Acquired Companies in accordance with its terms.

(b)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any independent corporate action on the part of the Acquired Companies.

(c)	The Acquired Companies are not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or their obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Acquired Companies of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise set forth in Section 3.2(c), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by the Acquired Companies, or the Acquired Companies’ consummation of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a Material Adverse Effect. The transactions contemplated hereby will not result in the creation of any Lien against the Acquired Companies or any of its properties or assets, nor in the cancellation or modification of any license, agreement or arrangement to which an Acquired Company is a party, except for any such cancellations or modifications which would not, individually or in the aggregate, produce a Material Adverse Effect.

3.3	Capitalization and Ownership.

(a)	The authorized capital stock of the Acquired Companies, and the names, addresses and holdings of the record holders thereof are set forth in Schedule 5.3 which is to be provided prior to Closing. All of the Company Stock was duly authorized and validly issued, and are fully paid and non-assessable without restriction on the right of transfer thereof (other than restrictions on transfer solely pursuant to applicable state and federal securities laws). Except for the Buyer’s rights pursuant to this Agreement, or as otherwise set forth on Schedule 3.3 which is to be provided prior to Closing, (i) there are no authorized or outstanding (A) securities of the Acquired Companies other than the Company Stock, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Acquired Companies, and (ii) neither the Acquired Companies nor any Seller is subject to any obligation to issue, sell, deliver, redeem, exchange, convert, repurchase, substitute or otherwise transfer, acquire or retire the Company Stock Shares or any other securities of the Acquired Companies.

(b)	Other than the Subsidiary, the Company does not have any other subsidiaries. Except as set forth on Schedule 3.3 which is to be provided prior to Closing, the Acquired Companies do not directly or indirectly own or have any capital stock or other equity interest in any other Person (including, without limitation, any contractual, joint venture, profit sharing or other similar quasi-equity arrangement), and there are no Contracts to effect any of the foregoing to which an Acquired Company is a party.

3.4	Financial Statements. Attached hereto as Schedule 3.4, which is to be provided prior to Closing, are the most recent Financial Statements. The Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Acquired Companies consistently applied, (ii) are complete and correct and in accordance with such books and records, (iii) present fairly the financial position and results of operations of the Acquired Companies in all material respects at the dates and for the periods indicated, (iv) have been prepared in accordance with GAAP (except for year-end adjustments and notes with respect to any interim financial statements) or are accompanied by a statement disclosing any deviations from GAAP.

3.5	Events Subsequent to June 30, 2023. Since June 30, 2023, except as clearly reflected in the Interim Financial Statements or as set forth on Schedule 3.5, which is to be provided prior to Closing, there has been no:

(a)	change in the business or condition (financial or otherwise), operations or results of operations of the Acquired Companies, current prospects, other than changes in the Ordinary Course (which changes have not, individually or in the aggregate, had a Material Adverse Effect);

(b)	damage, destruction or loss, whether covered by insurance or not, affecting the tangible assets of the Acquired Companies which individually exceeds $25,000 or in the aggregate exceeds $100,000;

(c)	material adverse change in the Acquired Companies’ relationship with any of the suppliers, customers, distributors, employees, consultants, lessors, licensors, licensees or other third parties;

(d)	declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of the Acquired Companies;

(e)	sale or direct or indirect redemption, purchase or other acquisition of securities of the Acquired Companies;

(f)	increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, director, officer, or agent of the Acquired Companies, or any benefits granted under any Plan with or for the benefit of any such employee, director, officer, or agent, except for increases in salary, wages or benefits in the Ordinary Course and provided that such increase or commitment does not individually exceeds $10,000 or in the aggregate exceeds $40,000;

(g)	accrual or arrangement, whether direct or indirect, for, or payment of, bonuses or special compensation of any kind, or any severance or termination pay, to any present or former officer, director, or employee of the Acquired Companies, other than in the Ordinary Course and provided that any such accrual or arrangement does not individually exceed $10,000 or in the aggregate exceed 40,000;

(h)	labor dispute or activity or proceeding by a labor union or threat thereof or other event or condition of any character that could have a Material Adverse Effect;

(i)	material transaction entered into or carried out by the Acquired Companies in connection with the Business other than in the Ordinary Course or as disclosed in the Financial Statements or Interim Financial Statements;

(j)	borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or otherwise, by or on behalf of the Acquired Companies or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of the Acquired Companies other than in the Ordinary Course and provided that any such borrowing or incurrence of indebtedness does not individually exceed $10,000 or in the aggregate exceed $ 40,000;

(k)	change made by the Acquired Companies with respect to its Tax or financial accounting, or the making of any Tax election;

(l)	grant of any Lien (other than a Permitted Liens) with respect to the assets, properties or rights of the Acquired Companies;

(m)	transfer of any material assets, properties or rights (tangible or intangible) of the Acquired Companies, other than arm’s-length sales, leases, or dispositions in exchange for not less than the fair market value thereof and in the Ordinary Course;

(n)	issuance by the Acquired Companies of any security, including without limitation any option, warrant or right to receive any security;

(o)	change in the authorized capital or outstanding securities of the Acquired Companies;

(p)	payment of any obligation or liability (absolute or contingent) by the Acquired Companies, other than current liabilities reflected in or shown on the Financial Statements and cunent liabilities incurred in the Ordinary Course;

(q)	change in any accounting methods or practices by the Acquired Companies (including, without limitation, any change in depreciation or amortization methods, policies, or rates);

(r)	entry into, or amendment, modification, or termination of, any Material Contracts;

(s)	waiver or release of any right or claim of the Acquired Companies or cancellation of any debts or claims, except in the Ordinary Course and provided that any such waiver or release does not individually exceed $5,000 or in the aggregate exceed $25,000 other than those currently being negotiated by Seller which will be paid prior to closing;

(t)	capital expenditure by the Acquired Companies individually exceeding $ 10,000 or in the aggregate exceeding $40,000; and

(u)	any agreement by, or Board resolution authorizing, the Acquired Companies to do any of the foregoing items.

3.6	Undisclosed Liabilities.

(a)	The Acquired Companies do not have any Liabilities, except:

(i)	those Liabilities identified on the Financial Statements and/or the Interim Financial Statements; or

(ii)	as incurred in the Ordinary Course since the date of the most recent Financial Statements or the Interim Financial Statements (none of which has had or may reasonably be expected to have a Material Adverse Effect on the Acquired Companies).

(b)	Except as disclosed herein, there is no currently existing condition or circumstance which would reasonably be expected to result in such a Liability which would have a Material Adverse Effect.

3.7	Taxes.

(a)	The Acquired Companies have filed (or will have filed), or caused to be filed, on a timely basis all Tax Returns and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Acquired Companies have not entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and the Acquired Companies have properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.

(b)	Schedule 3.7, which is to be provided prior to Closing, lists all Tax Returns for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date.

(c)	All Taxes due and owing by the Acquired Companies (whether or not reflected on any Tax Return) have been timely and fully paid when due and there are no grounds for the assertion or assessment of additional Taxes against the Acquired Companies or their assets.

(d)	The Acquired Companies have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or any similar provision under foreign law.

(e)	The Acquired Companies have filed or caused to be filed with the appropriate Government entity all unclaimed property reports required to be filed and has remitted to the appropriate Government entity all unclaimed property required to be remitted.

(f)	There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Acquired Companies.

(g)	The Acquired Companies are not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or other similar agreement.

(h)	The Acquired Companies (i) are not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code; and (ii) do not have any Liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(i)	The Acquired Companies are not a party to or a partner in any joint venture, partnership or other arrangement or contract that is, or could be, treated as a “partnership” for federal income tax purposes.

(j)	The Acquired Companies have not conducted business outside the State of Florida in any manner that would subject it to the income tax of a state other than the State of Florida. The Acquired Companies do not have and have not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or a presence in a foreign country that could subject an Acquired Company to income tax in such foreign country.

(k)	No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Acquired Companies.

(l)	The Acquired Companies have not received from any federal, state, local or foreign Tax authority (including jurisdictions where an Acquired Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Acquired Companies.

(m)	The Acquired Companies have not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(n)	True, correct, and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Acquired Companies with respect to the last five (5) years with the IRS or any taxing authority have been made available to Buyer.

3.8	Accounts Receivable. The accounts receivable of the Acquired Companies (collectively, the “Accounts Receivable”) are (to the extent not yet paid in full) valid, genuine and existing and arose or will have arisen from bona fide sales of products or services actually made in the Ordinary Course. The Accounts Receivable are not subject to, and the Acquired Companies have received no notice of, any counterclaim, set-off, defense or Lien with respect to the Accounts Receivable. Except to the extent of any reserve set forth on the Financial Statements, the Interim Financial Statements, or to the extent paid prior to Closing, the Accounts Receivable are and will at Closing be generally collectible at a forty percent (40%) rate. No agreement for deduction, free goods, discount or deferred price or quantity adjustment has been made with respect to any Accounts Receivable, except in the Ordinary Course, and

3.9	Inventories; Consignment. Seller and Buyer shall conduct a closing inventory two (2) days from the Closing Date. Any and all inventory of Seller shall be owned without any liens, claims or encumbrances, except any liens from the SBA, which will be paid in full at Closing and Community Bank which will be released prior to Closing.

3.10	No Breach of Law or Governing Document. The Acquired Companies are not (i) in default under or in breach or violation of any Law, or of any provision of their Articles of Incorporation or Bylaws, or (ii) the provisions of any Government permit, franchise, or license, which breach or violation of such permit, franchise, or license would have a Material Adverse Effect on the Acquired Companies.

Neither the Acquired Companies nor the Sellers have received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor any Schedule, nor the Closing, does or will constitute or result in any such default, breach or violation.

Litigation.

(a)	Except as set forth in Schedule 3.10, which is to be provided prior to Closing, there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an “Action”), pending, threatened, anticipated or contemplated, against the Acquired Companies (or against any Acquired Companies, solely with respect to the Acquired Companies or the Business), involving the Business, or involving any of the Acquired Companies’ properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

(b)	The Acquired Companies are not currently and have not been, subject to any Order other than Orders of general applicability.

(c)	The Acquired Companies have not been or been threatened to be subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Acquired Companies.

3.11	Owned and Leased Real Property.

(a)	Neither the Company nor the Subsidiary own any real property (the “Owned Real Property

(b)	Set forth in Schedule 3.11(b), which is to be provided prior to Closing, is a description of each lease under which the Acquired Companies are the lessee of any real property (“Leased Real Property”). The Acquired Companies have made available to Buyer a true, correct and complete copy of each lease identified on Schedule 3.11(b) which is to be provided prior to Closing. The premises or property described in such leases are presently occupied or used by the Acquired Companies as lessee under the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Acquired Companies or by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Acquired Companies or by any other party to such leases, or prevent or limit the Acquired Companies from exercising and obtaining the benefits of any rights or options contained therein. The Acquired Companies have all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and, all such leases are valid and in full force and effect.

(c)	All improvements located on, and the use presently being made of, the Leased Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law and the same use thereof by the Acquired Companies and Buyer following Closing will not result in any violation of any such code, ordinance, regulation or standard. The present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. There is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would have a Material Adverse Effect.

(d)	No proceeding is pending or, threatened which could adversely affect the zoning classification of the Leased Real Property.

(e)	There is no condition affecting the Leased Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

3.12	Personal Property; Title to Assets.

(a)	Schedule 3.12, which is to be provided prior to Closing, sets forth a complete and correct list and brief description of each item of equipment, furniture, fixtures and other tangible personal property owned or leased by the Acquired Companies and having an individual book value in excess of $10,000.

(b)	Except with respect to leases set forth in Schedule 3.12 and Schedule 3.13 hereof, (or which, by the terms of such Sections, are not required to be set forth in said Schedules), the Acquired Companies have good and marketable title to and is the sole and exclusive owner of all right, title and interest in and to all of the property used by it or necessary to conduct their Business, including in each case all personal property reflected on the Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens except for Permitted Liens.

3.13	Personal Property Leases. Set forth in Schedule 3.13, which is to be provided prior to Closing, is a description of each lease having annual lease payments in excess of $50,000 under which an Acquired Company is the lessee of any personal property, and including the location of such property. The Acquired Companies have made available to Buyer a tiue, correct and complete copy of each lease identified on Schedule 3.13. The property described in such leases is presently used by the Acquired Companies as lessee in compliance with the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Acquired Companies or, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Acquired Companies or, by any other party to such leases, or prevent the Acquired Companies from exercising and obtaining the benefits of any rights or options contained therein. The Acquired Companies have all right, title and interest in the leasehold interests of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

3.14	Necessary Property. The assets owned or leased by the Acquired Companies constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent presently conducted by the Acquired Companies. There exists no condition, restriction or reservation affecting the title to or utility of such assets of the Acquired Companies which would prevent the Acquired Companies or Buyer from utilizing such assets, or any part thereof, after the Closing to the same full extent that the Acquired Companies might continue to do so if the transactions contemplated hereby did not take place.

3.15	Use and Condition of Property, Location. All the assets of the Acquired Companies are in good operating condition and repair, subject to ordinary and normal wear and tear, as reasonably required for its use as presently conducted or planned by the Acquired Companies, and conform in all material respects to all applicable Laws, and no notice of any violation of any Law relating to any of such property or assets has been received by the Acquired Companies except such as have been fully complied with. No property or assets of the Acquired Companies, other than inventory in transit or on consignment or bailment, are in the possession of others and the Acquired Companies do not hold any property, other than inventory on consignment. All of the tangible property of the Acquired Companies have been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used.

3.16	Licenses and Permits. The Acquired Companies possess all licenses, permits and other authorizations and Governmental approvals required for the conduct of the Business in the manner in which it is currently being conducted. Each such license or permit is valid and in full force and effect and is not subject to any pending or, threatened or contemplated administrative or judicial proceeding to revoke, cancel or declare such license or permit invalid in any respect, except where such action would not have a Material Adverse Effect on the Business. Upon Closing, the Acquired Companies will have all right and authority to conduct its activities pursuant to such licenses and permits. The Acquired Companies are in compliance in all respects with such licenses and permits except where such noncompliance would have a Material Adverse Effect. No such license or permit has been, or is threatened to be, revoked, canceled, suspended or materially adversely modified. Neither the execution of this Agreement nor the Closing does or will constitute or result in a material default under or violation of any such license or permit.

3.17	Environmental Matters.

(a)	There is no Environmental Claim pending or, threatened or contemplated, against the Acquired Companies, or pending, or, threatened or contemplated, against any Person whose Liability for such Environmental Claim the Acquired Companies have or may have incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Environmental Property, and the Acquired Companies have received no notice or other communication from any Governmental agency with respect to any such Liability or alleging or asserting against the Acquired Companies or any Affiliate thereof any violation of Environmental Law.

(b)	There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Materials, either collectively, individually, or severally, that could form the basis of any Environmental Claim against the Acquired Companies, or against any Person whose Liability for any Environmental Claim the Acquired Companies have incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Environmental Property.

(c)	There has been no release of any Hazardous Material on, in, at, under or from the Environmental Property, which would or may result in material Liabilities of or to the Acquired Companies, and the Acquired Companies have no Liability for any off-site disposal of any Hazardous Materials which would or may result in material Liabilities of or to the Acquired Companies.

(d)	There are no above ground or underground storage tanks currently or formerly located on any Environmental Property or which would or may result in Liabilities which would or may result in material Liabilities of or to the Acquired Companies. There are no Hazardous Materials on any Environmental Property which would or may result in Liabilities which would or may result in material Liabilities of or to the Acquired Companies.

3.18	Contracts and Commitments.

(a)	Schedule 3.18, which is to be provided prior to Closing, lists each of the Contracts of the Acquired Companies described below (such Contracts being hereinafter referred to as the “Material Contracts”), true and complete copies of which have been or will be provided to the Buyer:

(i)	any Contract providing for the sale of products or the provision of services, in any such case, by the Acquired Companies to any other Person with a value reflected on the books of the Acquired Companies (representing, as applicable, the aggregate value of the money, services, goods, property or products to be expended, transferred or received by the Acquired Companies) in excess of $25,000;

(ii)	any single Contract providing for an expenditure by the Acquired Companies in excess of $25,000, or Contracts with the same or affiliated vendor(s) providing for an expenditure by the Acquired Companies in excess of $50,000;

(iii)	any Contract to sell products or to provide services to third parties which (i) the Acquired Companies know is at a price which would result in a net loss on the sale of such products or provision of such services or (ii) contains terms or conditions which the Acquired Companies cannot reasonably expect the Acquired Companies to satisfy or fulfill in all material respects;

(iv)	any Contract for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Acquired Companies or at a price in excess of the current reasonable market price at the time of such Contract;

(v)	any Contract pursuant to which the Acquired Companies are the lessor or sublessor of, or permits any third party to operate, any real or personal property;

(vi)	any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

(vii)	any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of Contract;

(viii)	any other Contract which involves (i) a sharing of profits, (ii) future payments of $25,000 individually or $50,000 or more in the aggregate per annum to other persons, or (iii) any joint venture, strategic alliance, partnership or similar Contract;

(ix)	any sales agency, sales representation, consultant, distributorship or franchise Contract that is not terminable unilaterally by the Acquired Companies without penalty within sixty (60) days;

(x)	any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Acquired Companies or a substantial portion of its assets;

(xi)	any Contract prohibiting or limiting competition, prohibiting or limiting the Acquired Companies from freely engaging in any business anywhere in the world, or prohibiting or limiting the disclosure of trade secrets or other confidential or proprietary information;

(xii)	any Contract not made in the Ordinary Course (irrespective of whether such Contract was permitted to be left off of any other Schedule hereto by virtue of the monetary value thereof or otherwise);

(xiii)	any Contract pursuant to which the Acquired Companies have or have agreed to acquire, redeem, repurchase, or dispose of any securities or acquire or dispose of any business, product line or the like;

(xiv)	any shareholder agreements or agreements relating to the issuance of any securities of the Acquired Companies and/or the granting of registration rights with respect thereto; and

(xv)	to the extent not included within Clauses (i) through (xiv) above, any Contract not made in the Ordinary Course, or otherwise requiring special authorization by the Seller’s Board of Directors, regardless of monetary value.

(b)	The Acquired Companies have not received any notice of any intention to terminate, repudiate, rescind or disclaim any Material Contract.

3.19	Validity of Contracts. Each of the Material Contracts is a valid, binding and enforceable obligation of the Acquired Companies and, the other parties thereto, in accordance with its terms and conditions, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought, and further subject to any other legal defenses to enforcement that may be available to the Acquired Companies or the Seller’s Affiliates, as applicable, or any of them. The Acquired Companies are not, to the extent it would create a current or future Liability of Buyer and/or the Seller, the Seller has not been, and, no other party to a Material Contract is, in material breach or violation of or default under any Material Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any Liability of the Acquired Companies or any other party thereto, or the creation of a Lien upon any assets of the Acquired Companies or the Shares, or require any consent thereunder. The Acquired Companies have provided or made available to Buyer a true, complete and accurate copy of each Material Contract.

3.20	Intellectual Property. Schedule 3.20, which is to be provided prior to Closing, sets forth all registered and unregistered Intellectual Property owned or claimed by the Acquired Companies (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) and accurately identifies, where applicable, the following for each item applicable to such registered Intellectual Property: the filing date, issue date, classification of invention or goods or services covered, country of origin, licensor, license date, licensed subject matter, territorial limitations and the degree of exclusivity of use.

(a)	Schedule 3.20(a), which is to be provided prior to Closing, sets forth a complete and accurate list, showing in each case, where applicable, the registered owner, title (in the case of patents), mark, applicable jurisdiction, application number, registration number and date of filing or registration (if any)) of all (i) patents, (ii) trademarks, trade names, service marks and assumed or fictitious names currently or previously used by the Acquired Companies during the past three (3) years, (iii) material Internet domain names currently or previously used by the Acquired Companies during the past three (3) years, (iv) registered copyrights, and (v) material software (excluding software and other Intellectual Property generally made available for purchase or use by the industry or the public), in each case which are owned by the Acquired Companies.

(b)	Schedule 3.20(b), which is to be provided prior to Closing,, sets forth a complete and accurate list and description of all material Contracts pursuant to which the Acquired Companies use or grant the right to use any Intellectual Property, including software of the Acquired Companies (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public).

(c)	The Acquired Companies either own or have the valid right to use all Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) currently used in connection with the Business.

(d)	All of the registrations or applications set forth in Schedule 3.20(a), which is to be provided prior to Closing, are valid and subsisting, in full force and effect, and have not expired or been canceled or abandoned; and there is no pending or, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Intellectual Property described in Schedule 3.20(a), which is to be provided prior to Closing.

(e)	The licenses or sublicenses granted by the Acquired Companies to Third Parties, and the terms and conditions of any licenses or sublicenses granted to the Acquired Companies by Third Parties, in each case as described in Schedule 3.20(b),, are valid and binding obligations of the Acquired Companies, enforceable in accordance with its terms against the Acquired Companies and, against each other Party thereto, in accordance with its respective terms. There currently exists no event or condition which will result in a material violation or breach of or constitutes (with or without due notice or lapse of time or both) a default by, the Acquired Companies under any such agreement.

(f)	The manufacture, advertising, sale or use of any products manufactured or sold by the Acquired Companies did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of any Third Party, and the Acquired Companies have not received any notice of a Third Party claim or suit, (i) alleging that the Acquired Companies’ activities or the conduct of the business of the Acquired Companies infringes or constitutes the unauthorized use of the intellectual property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any of the Intellectual Property.

(g)	No Person (other than the Acquired Companies) is infringing on the Intellectual Property (excluding non-proprietary information, know how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) or upon the rights of the Acquired Companies therein.

(h)	The Acquired Companies own or have the right to use all intellectual property set forth in Schedule 3.20(a) and Schedule 3.20(b).

3.21

Insurance. The Acquired Companies have at all times since September 30, 2022, maintained insurance as required by Law or under any agreement to which the Acquired Companies are or have been a party, including without limitation general comprehensive liability, unemployment and workers’ compensation coverage. Schedule 3.21, which is to be provided prior to Closing, sets forth all policies of insurance maintained by the Acquired Companies, together with the amount of coverage for each policy, and indicates which of such insurance policies are claims- made policies and which of such policies are occurrence-based policies. Such policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties, or as otherwise required pursuant to Law, any Contract or any permit, bond or other authorization. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Acquired Companies are not in default with respect to any of its respective obligations under any of such insurance policies.

3.22	Employees. Officers, Directors and Consultants.

(a)	Schedule 3.22(a), which is to be provided prior to Closing, contains a complete and accurate list of the following information for each director, officer and employee of the Acquired Companies, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2020, and vacation accrued.

(b)	Schedule 3.22(b), which is to be provided prior to Closing, is a list of: (i) all current paid consultants to the Acquired Companies, and (ii) all retirees and terminated employees of the Acquired Companies for whom the Acquired Companies have any benefits responsibility or other continuing or contingent Liability, together, with the current rate of compensation, fees and benefits (if any) payable to each such Person and any incentive or bonus payments.

(c)	Except as set forth on Schedule 3.22(c), which is to be provided prior to Closing, the Acquired Companies are not indebted to any Seller, nor any director, officer, employee or agent of the Seller, except for amounts due as normal salaries, wages, fees, employee benefits, and bonuses and in reimbursement of ordinary expenses on a current basis not in excess of $1,000 in each single instance, or $10,000 in the aggregate.

(d)	No officer, director, employee or consultant of the Acquired Companies are indebted to the Seller for any amount in excess of $ 1,000 in each single instance and $10,000 in the aggregate, other than for advances for ordinary business expenses on a basis consistent with past practices.

(e)	All payments to agents, consultants and others made by the Acquired Companies have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments, including, without limitation, any payment in violation of the Foreign Corrupt Practices Act (15 U.S.C. §78dd, et seq.). All such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any Party’s Tax reporting or payment obligations. The Acquired Companies have properly and accurately reflected on its books and records: (i) all compensation paid to and prerequisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately reflected in the Financial Statements, records and government filings of the Acquired Companies, to the extent required by Law.

(f)	No former or current employee or current or former officer or director of the Acquired Companies are a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person that in any way adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or officer or director of the Acquired Companies, or (ii) the ability of the Acquired Companies to conduct the Business, which agreement cannot be terminated without further Liability on thirty (30) days’ notice by the Acquired Companies.

3.23	Bank Accounts of the Acquired Companies. Set forth on Schedule 3.23, which is to be provided prior to Closing, is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by or on behalf of the Acquired Companies, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. The Acquired Companies are not a party to any lock-box or other similar arrangement, and all funds received by the Acquired Companies in the Ordinary Course are entitled to be, and are, deposited in its operating account(s) identified on said Schedule 3.23.

3.24	Labor Matters.

(a)	The Acquired Companies are not a party to or bound by any collective bargaining, works council, union representation or similar agreement;

(b)	There is no controversy existing, pending or, threatened with any association or union or collective bargaining representative of the employees of the Acquired Companies;

(c)	There is no charge or complaint relating to unfair labor practices pending against the Acquired Companies, nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, threatened against the Acquired Companies;

(d)	The Acquired Companies are not and has not engaged in any unfair labor practice and there is no pending or threatened claim, investigation or other proceeding before any tribunal (including, without limitation, the National Labor Relations Board, the Equal Employment Opportunity Commission), and all state, local, foreign or other similar agencies responsible for the enforcement of labor or employment laws;

(e)	There is no labor strike, dispute, slowdown, or stoppage pending or, threatened against the Acquired Companies;

(f)	At the Closing, there are no current or former employee of the Acquired Companies have any claim against the Acquired Companies on account of or for (i) overtime pay, other than overtime pay for the current payroll period and which the Acquired Companies agree is payable, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period and which the Acquired Companies agree is payable, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year and which the Acquired Companies agree is payable, or (iv) any violation of any Law relating to minimum wages or maximum hours of work;

(g)	At the Closing, there are no claims that have been made against the Acquired Companies that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law with regard to employment rights or in relation to any alleged sex or race discrimination or for any other Liability accruing from the termination or variation of any contract of employment or for services, nor are the Acquired Companies aware that any such claim has been threatened or is pending;

(h)	There is no contract of service in force between Acquired Companies and any of their directors, officers or employees which is not terminable by the Acquired Companies without compensation or other consideration on less than three months’ notice given at any time or which provides for compensation or other consideration specifically in connection with the transactions contemplated by this Agreement;

(i)	The Acquired Companies are not a party to (i) any outstanding employment, consulting or management Contracts with any Person that are not terminable at will, or that provide for the non-discretionary payment of any bonus or commission, or (ii) any Contract, policy, guideline or practice that does or would require it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by applicable Law); and

(j)	The Acquired Companies have complied with any and all obligations arising under the Worker Adjustment and Retraining Notification Act.

Employee Benefit Matters. The Acquired Companies have no Plan, whether or not subject to ERISA, which the Acquired Companies or its ERISA Affiliates maintains, or to which the Acquired Companies or its ERISA Affiliates contributes or has any obligation to contribute.

3.25	Books and Records and Financial Controls.

(a)	True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records solely relating to the Acquired Companies (where necessary, redacted to exclude information not solely related to the Acquired Companies) have been made available to Buyer and such books and records have been maintained in accordance with good business practices consistently applied. The minute books of the Acquired Companies contains accurate and complete records of all meetings held, and corporate action taken by, the stockholders, the Board of Directors, any special committees of the Board of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or special committee has been held for which minutes have not been prepared and are not contained in such minute books.

(b)	The Acquired Companies use commercially reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Companies and to maintain accountability for the Acquired Companies’ assets; (iii) access to the Acquired Companies’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Acquired Companies’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.26	Propriety of Past Payments. Except as set forth in Schedule 3.26, which is to be provided prior to Closing, no finder’s fee or other payment has been, or will be, made by or on behalf of the Acquired Companies in respect of, or in connection with, any commitment to any person, firm, corporation or other entity which is not a party to such Contract or commitment. No funds or assets of the Acquired Companies have been used for illegal purposes; no unrecorded funds or assets of the Acquired Companies have been established for any purpose; no accumulation or use of the Acquired Companies’ corporate funds or assets has been made without being properly accounted for in the respective books and records of the Acquired Companies; all payments by or on behalf of the Acquired Companies have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records of the Acquired Companies for any reason; no payment has been made by or on behalf of the Acquired Companies with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Acquired Companies have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

3.27	Change in Ownership. Neither the acquisition of the Company Stock by the Buyer, nor the consummation of the transactions contemplated by this Agreement, will cause any Material Adverse Effect upon the Business, operations or financial condition of the Acquired Companies, or result in the loss of the benefits of any relationships it has with any customer, supplier, or other business relationship.

3.28	Accuracy of Information. None of the representations, warranties or statements of the Acquired Companies or any Seller contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule or Exhibit hereto not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Acquired Companies and each Seller that, as of the date of this Agreement and the Closing, the statements contained in this Article 4 are true and correct except for events, transactions or occurrences contemplated or required by this Agreement, or set forth on any Schedule hereto and to be provided prior to Closing.

4.1	Corporate Existence and Power.

(a)	The Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware.

(b)	The Buyer has all requisite corporate power and authority to own and use its assets and to transact the business in which it is engaged, and holds all franchises, licenses and permits required therefore. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(c)	Buyer has the corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(d)	Buyer is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by Buyer of this Agreement or the performance by Buyer of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third Person is required for the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer.

4.3 Brokers. Finders. No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or Liability in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4 Solvency. At the Closing, Buyer: (a) is and shall be solvent; (b) can and shall be able to meet its Liabilities as they become due (including the obligations contained in this Agreement); and (c) has or will have sufficient funds or binding credit arrangements available to it to meet and pay its Liabilities under this Agreement to which it is a party.

4.5 Litigation. At the Closing, there will be no action pending or, to the Buyer’s knowledge, threatened, anticipated or contemplated, against the Buyer (solely with respect to the Buyer or the Business), involving the Business, or involving any of the Buyer’s properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby other than as listed on Scheduled 4.5, which is to be provided prior to Closing. The Buyer is not currently and, to the Buyer’s knowledge, has not been, subject to any Order other than Orders of general applicability. The Buyer has not been or been threatened to be subject to any action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Acquired Companies.

4.6 Accuracy of Information. To the Buyer’s Knowledge, none of the representations, warranties or statements of the Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule or Exhibit hereto not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, individually and not jointly, hereby represents and warrants to the Buyer that, as of the date of this Agreement and the Closing, the statements contained in this Article 5 are true and correct except for events, transactions or occurrences contemplated or required by this Agreement, or set forth on any Schedule hereto or to be provided prior to Closing:

5.1 Authorization. Such Seller is an adult individual residing in Florida. Each such Seller has full power and capacity (or authority, as the case may be) to enter into, execute and perform this Agreement, which Agreement, once executed by such Seller, shall be the valid and binding obligation of such Seller, enforceable against such Seller by any court of competent jurisdiction in accordance with its terms.

5.2 No Violation. Each Seller is not bound by or subject to any contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts such Seller from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any Third Party prior to the entry into or performance of this Agreement in accordance with its terms by such Seller.

5.3 Title to the Company Stock. Schedule 5.3, which is to be provided prior to Closing, correctly sets forth next to such Seller’s name and information the number of Company Stock owned by such Seller of record and beneficially, which Company Stock constitutes the only securities of the Seller issued to such Seller except as otherwise set forth on said Schedule 5.3. Such Seller has valid and marketable title in and to the Company Stock identified as belonging thereto. Upon purchase of the Company Stock, and delivery to Buyer thereof in accordance with the terms of this Agreement, the Company Stock shall be transferred at Closing free and clear of all Liens other than Permitted Liens. No Seller is a party to any voting trust, proxy, or other agreement or understanding with the respect to the Company Stock that will survive the Closing Date.

5.4 Investor Representations. With respect to the Equity Consideration issued to Seller pursuant to Section 2.2.1(e):

(a)	such Seller understands and acknowledges that the common stock paid to Seller, to which such Seller is entitle hereunder may not be delivered to such Seller unless and until a registration statement covering such Buyer Shares has been filed with, and declared effective by, the US Securities and Exchange Commission, and that the Buyer has no control over whether or when such registration statement shall be declared effective;

(b)	each Seller hereby acknowledges that: (i) such Seller has had (or prior to Closing will have) full access to material concerning the Seller’s planned business and operations, which material was furnished or made available to such Seller upon request by officers or representatives of the Seller; (ii) the Seller has given (or prior to Closing will give) such Seller the opportunity to ask any questions and obtain all additional information desired in order to verify or supplement the material so furnished; and (iii) such Seller understands and acknowledges that a purchaser of the common stock, must be prepared to bear the economic risk of such investment for an indefinite period because of the heightened nature of the risks associated with an investment in a “penny stock” Seller listed on the Pink Sheets, and the inability of the Buyer to control whether or when a registration statement covering the common stock may be made effective by the US Securities and Exchange Commission;

(c)	each Seller has been advised to consult with his or her own attorney regarding legal matters concerning the purchase and ownership of the common stock, and with a tax advisor regarding the tax consequences of acquiring such Buyer Shares through the exchange of shares contemplated by this Agreement.

(d)	Guarantees. Other than the SBA Loans which will be paid in full at Closing and the Community Bank loan, Seller is not a guarantor, indemnitor, surety or accommodation party or, to the Seller’s Knowledge, otherwise liable for any indebtedness of any other Person, firm or corporation except as endorser of checks received and deposited in the Ordinary Course.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Confidentiality. Buyer acknowledges that, in the course of its investigations of the Acquired Companies, Buyer and its representatives have and will become aware of confidential information and documents of the Sellers (the “Confidential Information”), and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the Sellers. Buyer covenants that prior to Closing all information and documents concerning the Sellers reviewed by Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by Buyer or its representatives without both Sellers prior written consent, unless Buyer can demonstrate that such information is (a) otherwise publicly available, (b) in Buyer’s possession through disclosure by a third party not in violation of any confidentiality or other agreement or applicable Law, (c) required to be disclosed pursuant to judicial order, regulation or law, or (d) required to be disclosed by the rules of a securities exchange on which Buyer may from time to time be listed. In the event that Buyer or any of its representatives becomes legally compelled to disclose any such information or documents as referred to in this Section, Buyer shall, to the extent reasonably practicable, provide Sellers with prompt written notice before such disclosure, in order that Sellers may either seek a protective order, at Sellers’ expense, or seek another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.1 or both. With respect to information and documents related to the Seller, at Seller’s request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement, (a) Buyer shall, and shall cause its representatives to, promptly destroy all information and documents concerning the Seller (including any copies thereof or extracts therefrom); (b) an officer of Buyer shall certify to Seller such destruction; and (c) Buyer shall and shall cause its representatives to keep confidential and not use any such information or documents unless required to disclose such information or documents pursuant to judicial order, regulation or law.

6.2 Public Disclosures. Each Seller and the Acquired Companies understands that the Buyer is a publicly-listed corporation, and that the disclosure of information concerning the Buyer and its business affairs and financial condition is strictly regulated by the US Securities and Exchange Commission and other legal and administrative bodies. Accordingly, each Seller and the Acquired Companies hereby agrees that under no circumstances shall such Party make or disseminate, or permit any other person to make or disseminate, any public statement, press release or other disclosure concerning this Agreement, any Schedule or Exhibit hereto, or the several transactions and relationships contemplated hereby and thereby, without the prior, written consent of the Buyer (which consent may be given or withheld in its sole discretion.

6.3 Due Diligence Review. The Parties understand and acknowledge that each Party’s obligations to consummate the transactions contemplated by this Agreement are contingent upon, among other things, the completion to the Buyer’s reasonable satisfaction of a comprehensive due diligence review of the Acquired Companies. To such end, the Acquired Companies shall, and the Sellers controlling the Acquired Companies shall cause the Acquired Companies to, permit the Buyer and its representatives with such information, documents, books and records, and reasonable access to the Acquired Companies’ executive officers and key management, as it may reasonably require to conduct and complete such due diligence review in a timely fashion. Similarly, the Buyer shall permit the Sellers, or their representatives, with such information, documents, books and records as they may reasonably require to conduct and complete a comprehensive due diligence review of the Buyer in a timely fashion.

6.4 Public Filings. From and after the Closing, each Seller shall provide to Buyer, upon its reasonable request, such further information or documentation as it may require in order to make such public filings with the US Securities and Exchange Commission as it may be required to make from time to time in connection with, and following, its filing of the registration statement contemplated by this Agreement.

6.5 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Period”) that are filed after the Closing Date. Such Tax Returns shall be prepared consistently with the past practice of the Acquired Companies, unless otherwise required by applicable Law. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. The Sellers, jointly and severally, shall reimburse Buyer for Taxes of the Acquired Companies with respect to such periods within five (5) days of payment by Buyer or the Acquired Companies of such Taxes, except to the extent such Taxes are taken into account in the adjustments contemplated under Section 2.3 and Section 2.4.

(b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Tax Period”). Such Tax Returns shall be prepared consistently with the past practice of the Acquired Companies unless otherwise required by applicable Law. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. The Sellers, jointly and severally, shall reimburse Buyer within five (5) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date, except to the extent such Taxes are taken into account in the adjustments contemplated under Section 2.3 and Section 2.4. For purposes of this Section 6.5(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. For purposes of this Section 6.5(b), in the case of any Tax credit relating to a taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such taxable period.

(c) Cooperation on Tax Matters.

(i) Buyer, the Acquired Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5(c) and any audit or Action, with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies, Buyer, or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(d) Amended Tax Returns.

(i) Any amended Tax Return of any of the Acquired Companies or claim for Tax refund on behalf any of the Acquired Companies for any period ending on or prior to the Closing Date shall be filed, or caused to be filed, only by Sellers. The Sellers shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of Buyer for any period ending after the Closing Date.

(ii) Any amended Tax Return of any Acquired Company or claim for Tax refund on behalf of an Acquired Company for any period ending after the Closing Date shall be filed, or caused to be filed, only by Buyer. Buyer shall not, without the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Sellers for any period or portion thereof ending on or prior to the Closing Date.

(e) Audits.

(i) Buyer shall provide the Sellers with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service (“IRS”) or any other taxing authority, which relate to any Pre-Closing Tax Periods within ten (10) days of the receipt of such notice. Sellers shall have the sole right to represent the interests of the Acquired Companies in any Tax audit or other proceeding relating to any Pre- Closing Tax Periods, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that the Sellers shall inform Buyer of the status of any such proceedings, shall provide Buyer (at Buyer’s cost and expense) with copies of any pleadings, correspondence, and other documents as Buyer may reasonably request and shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings that could reasonably be expected to adversely affect Buyer in a material manner in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld or delayed; provided further that Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer’s sole expense.

(ii) Buyer and the Sellers shall provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority that relate to any Straddle Tax Period within ten (10) days of the receipt of such notice. Buyer and the Sellers shall jointly control the conduct of any Tax audits or other proceedings relating to Taxes for a Straddle Tax Period, and neither Party shall settle any such Tax audit or other proceeding without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(iii) Buyer shall have the right to control all other Tax audits or proceedings of the Acquired Companies. Buyer shall obtain the prior written consent of Sellers prior to the settlement of any such proceedings that could reasonably be expected to increase the Sellers’ Tax Liability for a Pre-Closing Tax Period, which consent shall not be unreasonably withheld or delayed.

(iv) The Acquired Companies shall execute and deliver to the Sellers such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such transfer-related Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own respective expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such transfer Taxes and fees, and, if required by applicable Law, Buyer or the Acquired Companies will join in the execution of any such Tax Returns and other documentation.

(g) Tax Covenants.

(i) Buyer covenants that without obtaining the prior written consent of Sellers will not, and will not cause or permit any Acquired Company or any Affiliate of Buyer, to (A) take any action on or after the Closing Date other than in the ordinary course of business that could give rise to any Tax Liability of the Sellers or any indemnification obligation of the Sellers under Section 6.5(g), or (B) make or change any material Tax election (including a Section 338(g) election), amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax Liability, in each case if such action could have the effect of increasing the Tax Liability of the Sellers or reducing any Tax asset of any Acquired Company with respect to any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on the Closing Date. For the avoidance of doubt, the Parties agree that Buyer may not make any 338 elections with respect to the purchase of the Company Stock.

(ii) After the Closing Date, Buyer and the Acquired Companies will not, without obtaining the written consent of Sellers, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Acquired Companies for any Pre- Closing Tax Period or any Straddle Tax Period.

(iii) The Sellers shall have the right to (A) any Tax refunds received by any Acquired Company for any Pre-Closing Tax Period or portion of any Straddle Tax Period that ends on the Closing Date (except to the extent such amounts are taken into consideration in calculating the Net Working Capital) or (B) any credits against Taxes in lieu of refunds described in clause (A). Buyer shall pay such amounts to the Sellers no later than ten (10) days after the receipt by any such Acquired Company of such Tax refunds or credits. Buyer will cooperate with Sellers to prepare and file any Tax Returns required to claim Tax refunds that the Sellers are entitled to pursuant to this Section 5.18(g)(iii).

(i) All Tax Disputes will be litigated.

Tax Dispute Resolution Mechanism. Any dispute among the Parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the Parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the Parties are unable to negotiate a resolution of the dispute within thirty (30) days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to Sellers and Buyer (the “Tax Dispute Accountant”); (iii) the Tax Dispute Accountant shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax Law and the provisions of this Agreement, within thirty (30) days after the Parties have submitted the dispute to the Tax Dispute Accountant, whose decision shall be final, conclusive and binding on the Parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth (5th) day following the date on which the dispute is resolved (except that if the resolution requires the filing of an amended Tax Return, such amended Tax Return shall be filed within thirty (30) days following the date on which the dispute is resolved); and (v) the fees and expenses of the Tax Dispute Accountant shall be paid by the Party who the Tax Dispute Accountant determines has derived the least benefit from the issues to be resolved by the Tax Dispute Accountant; provided that, (A) if the Parties are unable to agree on a national office of a firm of independent accountants of nationally recognized standing to act as Tax Dispute Accountant, Sellers and Buyer shall each select a national office of a firm of independent accountants of nationally recognized standing and such firms together shall select the national office of a firm of independent accountants of nationally recognized standing to act as the Tax Dispute Accountant; and (B) if any Party does not select a national office of a firm of independent accountants of nationally recognized standing within ten (10) days of written demand therefor by the other Party, the firm selected by the other Party shall act as the Tax Dispute Accountant.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of the Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

7.1	Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Acquired Companies and each Seller in or pursuant to this Agreement shall be true and correct in all material respects, and the Acquired Companies and each Seller shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. The Sellers shall deliver to Buyer at the Closing a Certificate, signed by the President of the Acquired Companies, certifying that the conditions stated in this Section 7.1 respecting the Acquired Companies have been fulfilled.

7.2	Consents and Approvals. All necessary filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

7.3	No Litigation or Contrary Judgment. On the Closing Date, if any cases exist, it will be expected to not have a Material Adverse Effect.

7.4	No Material Adverse Effect. There shall not have occurred, and/or be continuing at Closing, any event that has had or reasonably would be expected to have a Material Adverse Effect.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by unanimous consent of the Sellers at or prior to the Closing:

8.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Buyer shall deliver to Sellers at the Closing a certificate of the President of Buyer certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2 Consents and Approvals. All required filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

8.3 No Litigation or Contrary Judgment. On the Closing Date, there shall exist no valid Order, statute, rule regulation, executive order, stay decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

ARTICLE 9

SURVIVAL

9.1 Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement, or any certificates or documents delivered hereunder shall survive the Closing Date and consummation of the transaction contemplated hereby and will continue for a period of twelve (12) months following the Closing Date, at which time they shall expire.

9.2 No Special Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable to or otherwise responsible to any other Party hereto, or any Affiliate of any other Party, for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof or any Liability retained or assumed hereunder.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:	First Choice Healthcare Solutions, Inc.

95 Bulldog Blvd., Suite 202 Melbourne, FL 32901 Attention: Lance B. Friedman, CEO and Director

With a copy (which shall not constitute notice) to:	Sichenzia Ross Ference, LLP

If to the Sellers:	[INSERT]

With a copy (which shall not constitute notice) to:

10.2 Termination. This Agreement may be terminated at any time prior to the Effective Time only by mutual written consent of the Buyer and the Sellers. In the event of any termination of this Agreement as provided in this Section 10.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of Buyer or Sellers, except that the provisions of Article 6 shall survive any such termination of this Agreement.

10.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all oral or written, prior or contemporaneous, agreements and understandings relative to such subject matter.

10.4 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement signed by all of the Parties to this Agreement.

10.5 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties, other than in the case of the Seller by will upon his death and also except that the Buyer may assign its rights hereunder to any subsidiary corporation formed for the purpose of accomplishing the acquisition contemplated by this Agreement. However, not withstanding anything to the contrary contained herein, this Agreement shall not be binding on Seller until all Disclosure Schedules to be provided by Buyer are provided and accepted by Seller in writing. Until such point as the Disclosure Statements are accepted by Seller in writing, Seller may cancel this Agreement and retain the $100,000.00 as a breakup fee.

10.6 Waiver of Compliance; Consents. Any failure of the Acquired Companies and any Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Buyer, on the one hand, or the Acquired Companies and unanimous consents of the Sellers, on the other hand, and then only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.6.

10.7 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

10.8 Counterparts. Facsimiles. This Agreement may be executed in multiple counterparts, and on separate counterparts, including electronically by DocuSign, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

10.9 Severability. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.10 Governing Law: Venue.

(a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the Parties may bring an action in any federal court of competent jurisdiction in the County of Brevard In the event either Party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

(b)	EACH AND EVERY PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.10(b).

10.11 No Third-Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, , any right to any benefits hereunder, and no such Party shall be entitled to sue any Party to this Agreement with respect thereto. Nothing in this section shall prevent the Seller’s heirs from being assigned all rights under this Agreement upon the death of Seller. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.

10.12 Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Effective Date) for the purpose of carrying out or evidencing any of the transactions contemplated herein.

(SIGNATURES ON FOLLOWING PAGES)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

THE BUYER:

FIRST CHOICE HEALTHCARE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Lance B.Friedman
Lance B. Friedman
CEO and Director

THE SELLERS:

GARY C. BERNARD, MD

By:	/s/ GARY C. BERNARD
12/29/2023

THE ACQUIRED COMPANIES:

POINTE MEDICAL SERVICES INC., a Florida corporation

By:	/s/ GARY C BERNARD
GARY C BERNARD, President

POINTEMED PHARMACY, INC., a Florida corporation

By:	/s/ GARY C. BERNARD
GARY C. BERNARD, President

LIVEWELLMD, INC.

By:	/s/ GARY C BERNARD
GARY C BERNARD, President

LIVEWELL DRUGSTORE, INC.,
DBA Trulife Pharmacy

By:	/s/ GARY C BERNARD
GARY C BERNARD, President

Additional Signature Page:

THE SHAREHOLDERS:

/s/ GARY C BERNARD
GARY C BERNARD, Shareholder

THIS ADEMNUM TO STOCK PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of the 5th day of May , 2024 by and among First Choice Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware, with an address at 95 Bulldog Blvd., Suite 202, Melbourne, Florida 32901 (the “Buyer”), and GARY C. BERNARD, MD an individual residing in St. Johns County, Florida (“Bernard”) (Bernard is individually referred to as a “Seller”) (the Buyer and Seller is sometimes referred to as a “Party” and collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties entered into a Stock Purchase Agreement dated July 20th;

WHEREAS, the Parties wish to add this addendum to such Stock Purchase Agreement;

WHEREAS, the Parties acknowledge in the Stock Purchase Agreement that each “Minority Shareholder”, of Live Well Drug Store, Inc. will be offered stock in return for his or her ownership interest;

WHEREAS, the Parties wish to allocate a portion of the NEW Equity Consideration under Section 2.2.1(d) among the Minority Shareholders as contained here.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

At Closing, $1,500,000 or 300,000 of the amount due under Section 2.2.1(d) of the Purchase Agreement shall be allocated as follows:

Minority Shareholder	Value	Shares
Domingo Figueredo	$625,000.00	125,000
Doug Nichols	$175,000.00	35,000
Michelle Germain	$150,000.00	30,000
Linda Allen	$125,000.00	25,000
Sal Romeo	$425,000.00	85,000
Totals	$1,500,000.00	300,000

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Addendum to be executed as of the date first above written.

THE BUYER:

FIRST CHOICE HEALTHCARE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Lance B. Friedman
Lance B. Friedman
CEO and Director

THE SELLERS:

/s/ GARY C. BERNARD
GARY C. BERNARD, MD

THE ACQUIRED COMPANIES:

POINTE MEDICAL SERVICES INC., a Florida corporation

By:	/s/ GARY C BERNARD
GARY C BERNARD, President

POINTEMED PHARMACY, INC., a Florida corporation

By:	/s/ GARY C. BERNARD
GARY C. BERNARD, President

LIVEWELLMD, INC.

By:	/s/ GARY C BERNARD
GARY C BERNARD, President

LIVEWELL DRUGSTORE, INC., DBA Trulife Pharmacy

By:	/s/ GARY C BERNARD
GARY C BERNARD, President